ASSET PURCHASE AGREEMENT


                                     BETWEEN


                       JOHNSON WORLDWIDE ASSOCIATES, INC.


                                       AND


                             SAFARI LAND LTD., INC.










                           DATED AS OF MARCH 31, 1995

                            ASSET PURCHASE AGREEMENT
                                TABLE OF CONTENTS


   1.   PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . .    1
        1.1.  Definition of "Business".  . . . . . . . . . . . . . . . .    1
        1.2.  Assets to be Transferred . . . . . . . . . . . . . . . . .    1
        1.3.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . .    3

   2.   ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES . . . . . . . . . . .    4
        2.1.  Certain Specific Liabilities to be Assumed . . . . . . . .    4
        2.2.  Liabilities Not to be Assumed  . . . . . . . . . . . . . .    5

   3.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . . .    7
        3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . .    7
        3.2.  Payment of Purchase Price  . . . . . . . . . . . . . . . .    7
        3.3.  Sales; Inventory Value . . . . . . . . . . . . . . . . . .    8
        3.4.  Allocation of Purchase Price . . . . . . . . . . . . . . .    9
        3.5.  Additional Payments  . . . . . . . . . . . . . . . . . . .    9
        3.6.  EMF Payments . . . . . . . . . . . . . . . . . . . . . . .   11

   4.   REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . .   13
        4.1.  Corporate  . . . . . . . . . . . . . . . . . . . . . . . .   13
        4.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . . .   13
        4.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . .   14
        4.4.  Financial Statements . . . . . . . . . . . . . . . . . . .   14
        4.5.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .   15
        4.6.  Inventory  . . . . . . . . . . . . . . . . . . . . . . . .   15
        4.7.  Absence of Certain Material Changes  . . . . . . . . . . .   15
        4.8.  Absence of Undisclosed Liabilities . . . . . . . . . . . .   17
        4.9.  No Litigation  . . . . . . . . . . . . . . . . . . . . . .   17
        4.10.  Compliance With Laws and Orders . . . . . . . . . . . . .   18
        4.11.  Title to and Condition of Properties  . . . . . . . . . .   18
        4.12.  Insurance . . . . . . . . . . . . . . . . . . . . . . . .   19
        4.13.  Contracts and Commitments . . . . . . . . . . . . . . . .   19
        4.14.  Employee Benefit Plans  . . . . . . . . . . . . . . . . .   21
        4.15.  Trade Rights  . . . . . . . . . . . . . . . . . . . . . .   23
        4.16.  Major Customers and Suppliers . . . . . . . . . . . . . .   24
        4.17.  Product Warranty and Product Liability  . . . . . . . . .   24
        4.18.  Affiliates' Relationships to Business . . . . . . . . . .   25
        4.19.  Assets Necessary to Business  . . . . . . . . . . . . . .   25
        4.20.  No Brokers or Finders . . . . . . . . . . . . . . . . . .   25
        4.21.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . .   25
        4.22.  Dornsife & Associates' Obligations  . . . . . . . . . . .   25

   5.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . .   26
        5.1.  Corporate  . . . . . . . . . . . . . . . . . . . . . . . .   26
        5.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . . .   26
        5.3.  No Brokers or Finders  . . . . . . . . . . . . . . . . . .   26
        5.4.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . .   26

   6.   RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .   27
        6.1.  Noncompetition; Use and Disclosure . . . . . . . . . . . .   27
        6.2.  HSR Act Filings  . . . . . . . . . . . . . . . . . . . . .   28
        6.3.  Termination of License Agreement and Distribution
               Agreement . . . . . . . . . . . . . . . . . . . . . . . .   28
        6.4.  Product Liability Matters  . . . . . . . . . . . . . . . .   29
        6.5.  Use of Name  . . . . . . . . . . . . . . . . . . . . . . .   29
        6.6.  Sales Tax Matters  . . . . . . . . . . . . . . . . . . . .   29
        6.7.  Access to Information and Records  . . . . . . . . . . . .   29
        6.8.  Service Agreement  . . . . . . . . . . . . . . . . . . . .   30
        6.9.  Supply from AlliedSignal . . . . . . . . . . . . . . . . .   30
        6.10.  Supply of Raw Materials of the Business . . . . . . . . .   30

   7.   FURTHER COVENANTS OF COMPANY . . . . . . . . . . . . . . . . . .   30
        7.1.  Conduct of Business Pending the Closing  . . . . . . . . .   30
        7.2.  Consents . . . . . . . . . . . . . . . . . . . . . . . . .   32
        7.3.  Other Action . . . . . . . . . . . . . . . . . . . . . . .   32
        7.4.  Continuing Disclosure  . . . . . . . . . . . . . . . . . .   32

   8.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . . .   32
        8.1.  Representations and Warranties True on the Closing Date  .   32
        8.2.  Compliance With Agreement  . . . . . . . . . . . . . . . .   32
        8.3.  Absence of Litigation  . . . . . . . . . . . . . . . . . .   32
        8.4.  Consents and Approvals . . . . . . . . . . . . . . . . . .   33
        8.5.  Due Diligence Investigation; No Material Adverse Change  .   33
        8.6.  Discussions with Customers and Suppliers . . . . . . . . .   33
        8.7.  Manufacturing/Supply Agreement . . . . . . . . . . . . . .   33
        8.8.  Braider's Agreement  . . . . . . . . . . . . . . . . . . .   33
        8.9.  HSR Act Waiting Period . . . . . . . . . . . . . . . . . .   33

   9.   CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . . .   34
        9.1.  Representations and Warranties True on the Closing Date  .   34
        9.2.  Compliance With Agreement  . . . . . . . . . . . . . . . .   34
        9.3.  Absence of Litigation  . . . . . . . . . . . . . . . . . .   34
        9.4.  HSR Act Waiting Period . . . . . . . . . . . . . . . . . .   34

   10.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   34
        10.1.  By Company  . . . . . . . . . . . . . . . . . . . . . . .   34
        10.2.  By Buyer  . . . . . . . . . . . . . . . . . . . . . . . .   35
        10.3.  Indemnification of Third-Party Claims . . . . . . . . . .   35
        10.4.  Payment . . . . . . . . . . . . . . . . . . . . . . . . .   36

   11.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        11.1.  Documents to be Delivered by Company  . . . . . . . . . .   37
        11.2.  Documents to be Delivered by Buyer  . . . . . . . . . . .   38

   12.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        12.1.  Right of Termination Without Breach . . . . . . . . . . .   39
        12.2.  Termination for Breach  . . . . . . . . . . . . . . . . .   39
        12.3.  Repayment . . . . . . . . . . . . . . . . . . . . . . . .   40

   13.  RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . . . . .   41
        13.1.  Arbitration . . . . . . . . . . . . . . . . . . . . . . .   41
        13.2.  Arbitrators . . . . . . . . . . . . . . . . . . . . . . .   41
        13.3.  Procedures; No Appeal . . . . . . . . . . . . . . . . . .   41
        13.4.  Authority . . . . . . . . . . . . . . . . . . . . . . . .   41
        13.5.  Entry of Judgment . . . . . . . . . . . . . . . . . . . .   41
        13.6.  Confidentiality . . . . . . . . . . . . . . . . . . . . .   41
        13.7.  Continued Performance . . . . . . . . . . . . . . . . . .   41
        13.8.  Tolling . . . . . . . . . . . . . . . . . . . . . . . . .   42

   14.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   42
        14.1.  Disclosure Schedule . . . . . . . . . . . . . . . . . . .   42
        14.2.  Further Assurance . . . . . . . . . . . . . . . . . . . .   42
        14.3.  Disclosures and Announcements . . . . . . . . . . . . . .   42
        14.4.  Assignment; Parties in Interest . . . . . . . . . . . . .   42
        14.5.  Law Governing Agreement . . . . . . . . . . . . . . . . .   43
        14.6.  Amendment and Modification  . . . . . . . . . . . . . . .   43
        14.7.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . .   43
        14.8.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   44
        14.9.  Entire Agreement  . . . . . . . . . . . . . . . . . . . .   45
        14.10. Counterparts  . . . . . . . . . . . . . . . . . . . . . .   45
        14.11. Headings  . . . . . . . . . . . . . . . . . . . . . . . .   45
        14.12. Glossary of Terms . . . . . . . . . . . . . . . . . . . .   45

                               Disclosure Schedule


   Schedule 1.2.(b)      -    Personal Property Leases
   Schedule 1.3.(e)      -    Certain Relationships
   Schedule 2.1.(a)      -    Assumed Contracts
   Schedule 2.2.(m)      -    Seasonal Program Arrangements
   Schedule 3.2.(b)      -    Dornsife & Associates' Obligations
   Schedule 3.3.(b)      -    Inventory Value
   Schedule 4.1.(c)      -    Foreign Corporation Qualification
   Schedule 4.3          -    Violation, Conflict, Default,
                                Consents
   Schedule 4.4.(a)      -    Company Financial Statements
   Schedule 4.4.(b)      -    Business Financial Statements
   Schedule 4.5          -    Tax Matters
   Schedule 4.6          -    Inventory Off Premises
   Schedule 4.7          -    Certain Material Changes
   Schedule 4.8          -    Undisclosed Liabilities
   Schedule 4.9          -    Litigation Matters
   Schedule 4.10.(a)     -    Noncompliance with Laws
   Schedule 4.10.(b)     -    Licenses, Permits and Registrations
   Schedule 4.11.(a)(i)  -    Pre-Closing Liens
   Schedule 4.11.(a)(ii) -    Post-Closing Liens
   Schedule 4.11.(b)     -    Tangible Property
   Schedule 4.12         -    Insurance
   Schedule 4.13.(b)     -    Purchase Commitments
   Schedule 4.13.(c)     -    Sales Commitments
   Schedule 4.13.(d)     -    Contracts with Affiliates and Certain
                                Others
   Schedule 4.13.(f)     -    Loan Agreements, etc.
   Schedule 4.13.(g)     -    Guarantees
   Schedule 4.13.(i)     -    Restrictive Agreements
   Schedule 4.13.(j)     -    Other Material Contracts
   Schedule 4.15         -    Trade Rights
   Schedule 4.16.(a)     -    Major Customers
   Schedule 4.16.(b)     -    Major Suppliers
   Schedule 4.16.(c)     -    Dealers and Distributors
   Schedule 4.17         -    Product Warranty and Product Liability
   Schedule 4.18.(a)     -    Contracts with Affiliates
   Schedule 6.10         -    Raw Materials

                            ASSET PURCHASE AGREEMENT




               ASSET PURCHASE AGREEMENT ("Agreement"), dated as of March 31, 1995, by and between Johnson Worldwide Associates, Inc., a Wisconsin corporation ("Buyer"), and Safari Land Ltd., Inc., a California corporation ("Company").


                              W I T N E S S E T H:

               WHEREAS, Company is engaged in the design, manufacture, production, marketing, distribution and sale of products in the law enforcement gear, automotive accessory and fishing line product markets.

               WHEREAS, Buyer desires to purchase from Company, and Company desires to sell to Buyer, the property and assets of Company's
   SpiderWire/R/ Product Line and certain other assets of the Company, as set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

   1.     PURCHASE AND SALE OF ASSETS

          1.1. Definition of "Business". As used herein, "Business" shall mean the design, manufacture, production, marketing, distribution, exploitation, sale and related research and development by Company and its affiliates of recreational products made with Spectra/R/ fiber, which includes all products under the SpiderWire/R/ and "SpiderWire/R/ Fusion" (or "SpiderWire/R/ 2000") trade names, including, without limitation, braided and encapsulated microfilament fishing line, fishing rods and reels, lures, string cord or line for kites, fishing and other general purposes, and sportswear marketed to the fishing industry. "Business" shall include, without limitation and except as otherwise specifically provided herein, all operations of the Company related to products associated by trade name or otherwise with the SpiderWire/R/ Product Line of the Company on the date hereof.

          1.2. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Company shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to one or more wholly owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept, all of the business, rights, claims and assets (of every kind, nature, character and description, whether personal, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Company that relate to or are otherwise necessary to conduct the Business, but only to the extent specifically provided for herein or in one of the schedules attached hereto (collectively, the "Purchased Assets"). The Purchased Assets shall include all the following assets or rights of the Company related to the Business, to the extent so used, held, related, acquired or developed:

               1.2.(a) Personal Property. All machinery, equipment, apparatus, vehicles, tools, kits, supplies, spare parts, furniture, removable fixtures and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases, as hereinafter defined).

               1.2.(b) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Company (the "Personal Property Leases") and described in
          Schedule 1.2.(b).

               1.2.(c) Trade Rights. All the Company's interest in any Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, all common law rights therein, all registrations and renewals thereof, and applications therefor, and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, renewals, extensions and reissues thereof, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications and all other international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and noncompetition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

               1.2.(d) Contracts. All the Company's rights in, to and under all contracts, purchase orders and sales orders (hereinafter "Contracts") of Company described in Schedules 1.2.(b), 2.1.(a) or 2.2.(m) or described in Section 2.1.(a). To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

               1.2.(e) Literature. All sales literature, promotional literature, catalogs and similar materials.

               1.2.(f) Records and Files. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, computer databases, operating data and other data, however embodied.

               1.2.(g) Inventory. All inventories of the Business constituting work-in-process and finished goods (including all such in transit) at the Closing, together with related packaging materials (collectively, "Inventory").

               1.2.(h) Licenses, Permits and Registrations. All licenses, permits, registrations and approvals relating to the Business other than those relating solely to the operation of Company's facilities.

               1.2.(i) Business Name. The name "SpiderWire" and derivatives therefrom and names similar thereto, and all rights to use or allow others to use such names.

               1.2.(j) General Intangibles. All prepaid expenses and items, all causes of action, claims, demands and rights against third parties arising out of occurrences after the Closing, and other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

          1.3. Excluded Assets. Company shall retain all of its rights, claims and assets not described in Section 1.1. Without limiting the generality of the foregoing, and any contrary provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Company:

               1.3.(a) Cash and Cash Equivalents. All cash and cash equivalents.

               1.3.(b) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement.

               1.3.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such records related to the Business or the Purchased Assets and may make excerpts therefrom and copies thereof.

               1.3.(d) Real Property. All of the real property, including non-removable fixtures related to the Business, buildings, improvements and all appurtenant rights, owned by Company and all of Company's real property leases.

               1.3.(e) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); provided, however, that Innovative Textiles, Inc., Rodney Dornsife and Dornsife & Associates, each of which has the relationships, Contracts and agreements with the Company as described on Schedule 1.3.(e), shall not be deemed to be "Affiliates" (or "affiliates") of Company for purposes of this Agreement.

               1.3.(f) Notes and Accounts Receivable. All notes, drafts and accounts receivable.

               1.3.(g) Raw Materials. All inventories of the Business constituting raw materials, except as otherwise provided in Section 6.10.


   2.     ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES

          2.1. Certain Specific Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company (collectively, the "Assumed Liabilities"):

               2.1.(a) Contractual Liabilities. Company's Liabilities arising from and after the Closing under and pursuant to the following Contracts:

                      (i) All Contracts described in Schedules 1.2.(b), 2.1.(a) or 2.2.(m); provided, however, that Buyer is not assuming any Liability of Company arising from and after the Closing under the contracts, arrangements or marketing plans described in Schedule 2.2.(m) for Company's pro rata portion (determined on a dollar, unit or other appropriate basis) of the 1995 seasonal "program" arrangements described in Section 2.2.(m); and provided further, that Buyer is not assuming any Liability of Company arising under the SpiderWire/R/ Marketing Plan and Budget for Fiscal 1995 (prepared with Dornsife & Associates) that was incurred for any period prior to the Closing (regardless of when billed).

                      (ii) Every Contract entered into by Company after the date hereof in the ordinary course of conducting the Business which does not involve consideration or other expenditure by Company payable or performable on or after the Closing in excess of $5,000 or over a period of more than three months and which is disclosed to Buyer on or before it is entered into.

                      (iii) Every other Contract to which Company is a party (if and to the extent that such contract relates to the Business) which Buyer elects to assume at any time after the Closing by giving written notice to Company; provided that such election by Buyer shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which Buyer may have by virtue of such Contract, or any of its provisions, constituting a breach of any representation or warranty made by Company herein.

               The Contracts described in subsections 2.1.(a)(i), (ii) and
          (iii) above are hereinafter collectively described as the "Assumed Contracts."

               2.1.(b) Liabilities Under Certain Permits and Licenses. Company's Liabilities arising from and after the Closing under those certain permits and licenses listed in Schedule 4.10.(b) which relate to the conduct of the Business (other than those relating solely to the operation of Company's facilities) and which have been assigned to Buyer at the Closing.

               2.1.(c) Liabilities for Product Returns Related to Discretionary Balancing of Inventories. Company's Liabilities for product returns related to discretionary balancing of inventories approved by Buyer with respect to individual customer inventories.

          2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming, and Company shall not be deemed to have transferred to Buyer, the following Liabilities of Company:

               2.2.(a) Real Property. Any and all Liabilities relating to, arising out of or in connection with any real property at any time owned by Company and used in the Business, including, but not limited to, liabilities relating to, arising out of or in connection with any past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans related to the manufacture, processing, distribution, use, transfer, treatment, generation, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any pollutants, contaminants, chemicals or industrial toxic, hazardous or petroleum or petroleum-based substance or waste.

               2.2.(b) Taxes Arising from Transaction. Any Federal, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, excise, use, gross receipts or documentary stamp taxes and all Colorado, Ohio and/or Kentucky sales and/or excise taxes (if the Inventory held by braiders for the Business is deemed to be owned by the Company).

               2.2.(c) Income and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

               2.2.(d) Insured Claims. Any Liability of Company which the Company is insured against, to the extent such Liability is or will be paid by an insurer.

               2.2.(e) Product Liability. Any Liability of Company arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing or during the eight (8) weeks following the Closing, including, but not limited to, any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise, and any product warranty or product return (other than returns related to discretionary balancing of inventories approved by Buyer with respect to individual customer inventories and product returns of non-defective or obsolete inventory reflected in "SpiderWire/R/ Excess Profit" in fiscal 1996 under Section 3.5.(c)) Liabilities of Company or the Business on products produced by the Business prior to the Closing and during the eight weeks (8) weeks following the Closing. After the eighth week following the Closing, Buyer shall direct the braiders for the Business to make a definitive mark on all further products manufactured, assembled or sold so as to easily determine whether Company or Buyer has responsibility for any such product Liability.

               2.2.(f) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in Schedule 4.9, arising out of or in any way related to or resulting from the conduct of the Business prior to the Closing.

               2.2.(g) Infringements. Any Liability to a third party for infringement of such third party's Trade Rights.

               2.2.(h) Transaction Expenses. All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

               2.2.(i) Liability For Breach. Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

               2.2.(j) Liabilities to Affiliates. Liabilities of Company to its present or former Affiliates.

               2.2.(k) Violation of Laws or Orders. Liabilities of Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

               2.2.(l) Employees. Any Liability of Company relating to employees of the Business (such employees shall remain employees of Company after the Closing), including, without limitation, any Liability of Company under or with respect to any employee benefit plan, program, contract or arrangement of Company covering past or present employees of the Business and their beneficiaries or imposed by law as a result of the transactions contemplated hereby.

               2.2.(m) Seasonal Program Arrangements. Other than for those arrangements described on Schedule 2.2.(m) (and then only to the extent not limited by Section 2.1.(a)(i)), any and all Liabilities of Company or the Business for all seasonal "program" arrangements with Company accounts, including, without limitation, volume rebates, advertising and co-op programs, freight allowances and other vendor or seller discount programs.


   3.     PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) the sum of $21,000,000 (the "Fixed Purchase Price") plus (a) the Inventory Value, as defined and set forth in Section 3.3, (b) the Additional Payments, if any, as defined and set forth in Section 3.5 and (c) the EMF Payments, if any, as defined and set forth in Section 3.6.

          3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

               3.2.(a) Assumption of Liabilities. On the Closing Date, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b) Cash to Company. Buyer shall deliver, or cause to be delivered, to Company the Fixed Purchase Price as follows:

                      (i) $500,000 upon execution of the letter of intent regarding the transactions contemplated by this Agreement (the parties hereto acknowledge that such amount has been paid to Company prior to the date hereof).

                      (ii)    $1,000,000 upon execution of this Agreement.

                      (iii) The remainder minus $1,000,000 on the Closing Date, together with interest (if any) on such amount accruing from April 10, 1995 through the Closing Date at the rate per annum equal to the prime interest rate in effect from time to time as set forth in The Wall Street Journal.

                      (iv) The remaining $1,000,000 within five (5) business days after all obligations of Dornsife & Associates related to marketing and promotion of SpiderWire/R/ and SpiderCast/R/ products, some of which are set forth on
               Schedule 3.2.(b), are satisfied in full (as determined by Buyer in its sole judgment, which will not be unreasonably withheld).

               3.2.(c)  Method of Payment.  All payments under this Section
          3.2 shall be made in the form of certified or bank cashier's check payable to the order of Company or, at the Company's option, by wire transfer of immediately available funds to an account designated by the Company not less than 48 hours prior to the time for payment specified herein.

          3.3.  Sales; Inventory Value.

               3.3.(a) Sales. Beginning as of the close of business on March 31, 1995, Company will keep books and records for the Business as would be required under the Service Agreement (as hereinafter defined). Upon the Closing, the gross sales on or after the close of business on March 31, 1995, all costs incurred in connection therewith (including any accounts payable and commissions), and all proceeds of such sales (including accounts receivable and cash) will be deemed for the account of Buyer. At the Closing, the Company will assign all accounts receivable or proceeds other than cash, and will pay over all cash proceeds, arising from such sales to Buyer. It is the intention of the parties that upon Closing, the Business will be deemed for all business and accounting purposes as having been operated for the period from the close of business on March 31, 1995 to the Closing Date by the Company for the benefit and account of Buyer in the manner described in the Service Agreement.

               3.3.(b) Inventory Value. On or before the thirtieth (30th) day following the Closing Date, Buyer shall pay Company the value indicated on Schedule 3.3.(b) (the "Inventory Value") for the Inventory delivered to Buyer at the Closing. Inventory shall be valued for purposes of Schedule 3.3.(b) at the lower of cost or fair market value. The valuation of the Inventory to be delivered to Buyer at the Closing shall be based on Company's books of account and financial records and on a physical inventory taken by the chief financial or accounting officers of each of Company and Buyer as of the close of business on March 31, 1995. The parties hereto agree that, notwithstanding anything contained herein to the contrary, on or prior to April 19, 1996 Buyer shall deliver a schedule to Company setting forth all Inventory at the Inventory Value set forth on Schedule 3.3.(b) which has (i) not been sold by Buyer between the Closing Date and March 31, 1996, (ii) not been converted into finished goods by Buyer between the Closing Date and March 31, 1996, (iii) been converted into finished goods but such finished goods have not been sold by Buyer between the Closing Date and March 31, 1996 and/or (iv) not been used (e.g., packaging materials) by Buyer within such period (the aggregate of the amount set forth in Section 3.3.(b)(i), (ii), (iii) and (iv) hereinafter the "Refund Amount"). Company shall pay Buyer, within ten (10) days of receipt of Buyer's schedule, by certified or bank cashier's check, the Refund Amount. In the event Company refuses or fails to pay the Refund Amount in accordance with this Section 3.3.(b), then Buyer shall have the right to set-off the Refund Amount, together with interest on the outstanding balance thereof at the prime interest rate in effect from time to time as set forth in The Wall Street Journal, against any Additional Payments and/or EMF Payments due to or to be due Company under this Agreement.

          3.4. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities but excluding the Inventory Value, any Additional Payments or any EMF Payments) shall be allocated among the Purchased Assets for tax purposes on the basis of the relative fair market values of such properties as of the Closing Date, which values shall be determined by Buyer and be subject to Company's consent, which consent shall not be unreasonably withheld. Company and Buyer covenant and agree that they will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

          3.5. Additional Payments. Buyer shall also make the following payments to the Company ("Additional Payments") if and to the extent the conditions requiring such Additional Payments are satisfied:

               3.5.(a) Report. Prior to or on the date in which Buyer publicly releases its fiscal year-end financial results in each of 1996, 1997, 1998, 1999, 2000 and 2001, Buyer or KPMG Peat Marwick
          LLP ("Buyer's Accountants") shall prepare and deliver to the Company a report ("Report") setting forth (i) the SpiderWire/R/ Excess Profit (as hereinafter defined) earned during the Buyer's preceding fiscal year and (ii) the amount of the Additional Payments, if any, required pursuant to Section 3.5.(b) for the Buyer's preceding fiscal year. Each Report shall be prepared from the statement of income of Buyer (or, if available, the Business) for the appropriate fiscal year ended on or about September 30, which statement will be prepared in accordance with generally accepted accounting principles applied on a consistent basis in accordance with the books and records of Buyer (or, if appropriate, the Business) and fairly presents, in accordance with generally accepted accounting principles, the results of operations of Buyer (or, if appropriate, the Business) for such year.

               3.5.(b) Payment of Additional Payments. On the tenth business day after each Report is delivered to Company (or, if there is a dispute regarding any aspect of the Report, after such dispute is finally resolved), Buyer shall deliver to Company an aggregate sum equal to thirty-five percent (35%) of the SpiderWire/R/ Excess Profit earned during the Buyer's preceding fiscal year. Such amount shall be paid by delivery to Company of a certified or bank cashier's check payable to the order of Company.

               3.5.(c) SpiderWire/R/ Excess Profit. As used in this Agreement, the term "SpiderWire/R/ Excess Profit" shall mean the prorated SpiderWire/R/ Profit (as hereinafter defined) attributable to sales by Buyer of the Fishing Line Products (as hereinafter defined) included in the Business in excess of $25,000,000 for such fiscal year. "SpiderWire/R/ Profit" means the gross profit on sales by Buyer of the Fishing Line Products included in the Business reduced by eighteen percent (18%) of such net sales (gross sales less discounts, returns and freight allowances) of such products. SpiderWire/R/ Excess Profit shall be calculated by multiplying SpiderWire/R/ Profit by the fraction whose numerator is annual net sales by Buyer of the Fishing Line Products included in the Business in excess of $25,000,000 and whose denominator is total annual net sales by Buyer of the Fishing Line Products included in the Business. As used in this Agreement, the term "Fishing Line Products" shall mean (i) all Spectra/R/ 1000 and 2000 based braided fishing line, (ii) all Spectra/R/ 1000 based encapsulated microfilament fishing line and (iii) if (and only if) Buyer and AlliedSignal Inc. enter into an agreement or agreements for the supply of Spectra/R/ 2,000, 3000, etc. based encapsulated microfilament fishing line on substantially the same terms and conditions (including, without limitation, exclusivity and price) as set forth in the Manufacturing/Supply Agreement (as hereinafter defined) for Spectra/R/ 1000 based encapsulated microfilament fishing line, all Spectra/R/ 2000, 3000 etc. based encapsulated microfilament fishing line; provided, however, that all fishing line products of Buyer and its affiliates that are (1) based on a monofilament or other fiber not encompassed in the preceding clause, (2) based on any fiber or material which is supplied to Buyer by any person or entity other than AlliedSignal Inc.,
          (3) sold under any trade name, trademark, etc. other than "Spider" or derivatives therefrom, regardless of the fiber or material which such product is based on, or (4) marketed or under development prior to or as of the date hereof, shall not be considered to be Fishing Line Products included in the Business. The parties hereto agree that, notwithstanding anything contained herein to the contrary, any product returns resulting from sales of products of the Business prior to the Closing shall be considered fiscal 1996 returns for purposes of calculating the SpiderWire/R/ Excess Profit for such year.

               3.5.(d) Dispute Resolution. In the event of a dispute or disagreement relating to any Report, the SpiderWire/R/ Excess Profit or the amount of any Additional Payment that Buyer and Company are unable to mutually resolve within 15 days after written objections to such Report are delivered to Buyer, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing ("Third Accounting Firm") to be mutually selected by Buyer and Company or, if no agreement is reached on such Third Accounting Firm, then by Buyer's Accountants and Company's independent accountants. The Third Accounting Firm shall make a final and binding resolution of the SpiderWire/R/ Excess Profit earned during the appropriate fiscal year and the amount of the Additional Payment required pursuant to Section 3.5.(b); provided, however, that in resolving such dispute, the Third Accounting Firm shall choose between the positions and amounts advocated by either Buyer or Company and shall not provide a third or independent resolution of such dispute. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Report to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be paid by the Company unless the amount of the Additional Payment required pursuant to
          Section 3.5.(b) for the appropriate fiscal year, as determined by the Third Accounting Firm, is more than $100,000 greater than the amount set forth in Buyer's Report for such fiscal year, in which case the lesser of the actual fees and expenses for the services of the Third Accounting Firm or $10,000 shall be paid by Buyer, and Company shall pay any remaining balance of such fees and expenses.

          3.6. EMF Payments. Buyer shall also make the following payments to the Company ("EMF Payments") if and to the extent the conditions requiring such EMF Payments are satisfied:

               3.6.(a) Triggering Events. In the event Buyer's fiscal year-end 1996 net sales (gross sales less discounts, returns and freight allowances) of the encapsulated microfilament fishing line (known as "EMF" or "SpiderWire Fusion") of the Business equal or exceed $15,000,000, then Buyer shall deliver the following sums to
          Company:

                      (i) The amount determined by multiplying the applicable "EMF Payment Factor" in the table in (iii) below times $2,000,000, which amount shall be paid to Company within ten (10) business days after such net sales equal $15,000,000; and

                      (ii) The amount determined by multiplying the applicable "EMF Payment Factor" in the table in (iii) below times forty percent (40%) of all such net sales between $15,000,000 and $20,000,000, which amount(s) shall be paid to Company on a monthly basis within ten (10) business days after the end of each month in which fiscal year-end 1996 net sales of "EMF" or "SpiderWire/R/ Fusion" exceed $15,000,000 and are less than $20,000,000.

                      (iii) The amounts payable under this Section 3.6 are determined in part by the gross margin (net sales less costs of goods sold as determined in accordance with generally accepted accounting principles, applied on a consistent basis) on the sales of the "EMF" or "SpiderWire/R/ Fusion" products. The EMF Payments defined in (i) and (ii) hereof will be calculated utilizing the following table:

               EMF
               Gross                              EMF
               Margin                           Payment
                     %                           Factor

              *> 40%                              100%
              *> 39%, < 40%                       90%
              *> 38%, < 39%                       80%
              *> 37%, < 38%                       70%
              *> 36%, < 37%                       60%
              *> 35%, < 36%                       50%
              *> 34%, < 35%                       40%
              *> 33%, < 34%                       30%
              *> 32%, < 33%                       20%
              *> 31%, < 32%                       10%
              *< 30%                               0%

*  Equal to or

               3.6.(b) Report and Method of Payment. The occurrence of the triggering event(s) and the amount of any EMF Payments will be determined by Buyer based on a report, which shall be prepared by Buyer, certified by Buyer's Chief Financial Officer and sent to Company. Such report shall be prepared in the same manner as set forth in the second sentence of Section 3.5.(a). In the event of any dispute or disagreement relating to the report or the amount of any EMF Payments that Buyer and Company are unable to mutually resolve within 15 days after written objections to such report are delivered to Buyer, the dispute resolution provisions of Section 3.5.(d) shall apply. Any amounts payable under Section 3.6.(a)(i) shall be made by delivery to Company of a certified or bank cashier's check payable to the order of Company and any amounts payable under Section 3.6.(a)(ii) shall be made by delivery to Company of a Buyer check.

   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule (as hereinafter defined) delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

          4.1.  Corporate.

               4.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California

               4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of its properties which are Purchased Assets or the nature of the Business makes such licensing or qualification necessary; such jurisdictions are listed in Schedule 4.1.(c).

               4.1.(d) No Subsidiaries. No portion of the Business is conducted by the Company by means of any subsidiary or any other interest in any corporation, partnership or other entity.

          4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby, and it is not intended that Company be dissolved or its remaining operations terminated. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and by general equitable principles.

          4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order applicable to Company, (b) except as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined), upon any of the assets of Company under, any term or provision of (i) the Articles of Incorporation or By-laws of Company or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

          4.4.  Financial Statements.

               4.4.(a) Company Financial Statements. Included as Schedule 4.4.(a) are true and complete copies of the financial statements of Company consisting of (i) a balance sheet of Company as of September 30, 1994, and the related statements of income and cash flows for the fiscal year then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed review report of McGladrey & Pullen, LLP, independent accountants for Company for such year, and (ii) an unaudited balance sheet of Company as of December 31, 1994 (the "Recent Balance Sheet"), and the related unaudited statement of income for the three months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except for the nature and amount of the exceptions thereto set forth in Schedule 4.4.(a)) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles (except as specified above), the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the fiscal year and periods indicated.

               4.4.(b) Business Financial Statements. Included as Schedule 4.4.(b) are financial statements of the Business (the "Business Financial Statements"), consisting of statements of income and expense of the Business for the fiscal year ended September 30, 1994, the three month period ended December 31, 1994, and the five month period ended February 28, 1995. All of such financial statements are, or are prepared from and consistent in all respects with, such financial reports as have been prepared and used by the Company in the ordinary course in managing the Business and measuring and reporting its operating results; have been prepared in accordance with generally accepted accounting principles (except for the nature and amount of the exceptions thereto set forth in
          Schedule 4.4.(b)) applied on a consistent basis, and with the books and records of the Company; and fairly present the assets, liabilities and financial position and the results of operations of the Business as of the dates and for the periods indicated. Where any asset, liability or item of income or expense arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of the Company which relates in part to any operation other than the Business, this fact, and the method of calculating the allocation, shall be set forth.

          4.5. Tax Matters. Except as set forth on Schedule 4.5: (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of Company in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Business; and (iii) Company has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by Company in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof.

          4.6. Inventory. All inventory of the Business reflected on the Recent Balance Sheet consists of a quality usable and saleable in the ordinary course of business, had a commercial value at least equal to the value reflected on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as specifically described in Schedule 4.6, all Inventory of the Business is owned by Company and is located on premises owned or leased by Company. All work-in-process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of the Business with no recent history of credit problems with respect to Company; neither Company nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process contained in Inventory is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to services performed prior to Closing except to the extent labor attributable to such rework has been reasonably taken into consideration in valuing the work-in-process pursuant to Section 3.3.(a).

          4.7. Absence of Certain Material Changes. Except as and to the extent set forth in Schedule 4.7, since the date of the Recent Balance Sheet there has not been:

               4.7.(a) No Material Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Business;

               4.7.(b) No Material Damage. Any loss, damage or destruction, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon the Business or the Purchased Assets;

               4.7.(c) No Nonordinary Commitments. Any commitment or transaction by Company in connection with or affecting the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent in amount and nature with past practice;

               4.7.(d) No Nonordinary Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company that are Purchased Assets (or would have been Purchased Assets had no sale, lease, transfer or disposition occurred), except for the usage or sale of inventory items in the ordinary course of business consistent in amount and nature with past practice;

               4.7.(e) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company which affects the Business or the Purchased Assets;

               4.7.(f) No Liens. Any Lien made on any of the properties or assets of Company that are Purchased Assets (or would become Purchased Assets if not sold, leased, transferred or disposed of prior to the Closing Date) other than mechanics' and materialmens' liens arising in the ordinary course of business;

               4.7.(g) No Amendment of Contracts. Any entering into, amendment or termination by Company of any Contract in connection with or affecting the Business, or any waiver of material rights thereunder, other than in the ordinary course of business consistent with past practice;

               4.7.(h) Loans and Advances. Any loan or advance by the Business (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice);

               4.7.(i) Credit and Price Concessions. Any grant of credit or price concessions to any customer of the Business or distributor of its products on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit or price concessions heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit or price concessions in connection with the Business;

               4.7.(j) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the financial condition or results of operations of the Business;

               4.7.(k) No Write-Downs or Ups. Any write-down or write-up of the value of any inventory of the Business, except for write-downs and write-ups in the ordinary course of business.

               4.7.(l) No Accounting Change. Any change in accounting methods or practices affecting any of the properties or assets of Company that are Purchased Assets or the Business;

               4.7.(m) No Unusual Events. Any other event or condition not in the ordinary course of Company's operation of the Business; or

               4.7.(n) Agreements. Any agreements entered into to do any of the foregoing.

          4.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule
   4.8 and except for Liabilities not being assumed by Buyer under this Agreement, the Business does not have any Liabilities, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a material adverse effect on the financial condition or results of operations of the Business by Buyer after the Closing. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.8 and except for Liabilities not being assumed by Buyer under this Agreement, Company has no knowledge of any basis for the assertion against the Company of any liability in connection with or affecting the Business or the Purchased Assets, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent in amount and nature with past practice.

          4.9. No Litigation. Except as set forth in Schedule 4.9, there is no Litigation pending or threatened against Company or its officers or directors (in such capacities) that in any way involves the Business, the Purchased Assets or the Assumed Liabilities, nor does Company know, or have grounds to know, of any basis for any Litigation. Schedule 4.9 also identifies all Litigation that in any way involves the Business, the Purchased Assets or the Assumed Liabilities to which Company or any of its officers or directors have been parties since January 1, 1992, including current status thereof. Except as set forth in Schedule 4.9, neither Company, the Purchased Assets nor the Assumed Liabilities is subject to any Order of any Government Entity.

          4.10.  Compliance With Laws and Orders.

               4.10.(a) Compliance. Except as set forth in Schedule 4.10.(a), the Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, storage, use and handling of toxic and chemical substances and pollution, discharge, handling, disposal and emission of wastes, materials and gases into the environment, other than Laws which, if violated by Company would not have a material adverse effect on the Business. Except as set forth in Schedule 4.10.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders with respect to the operations of the Business. All reports, registrations and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations, with respect to the operations of the Business. The deficiencies, if any, noted on such reports have been corrected.

               4.10.(b) Licenses, Permits and Registrations. Company has all licenses, permits, registrations, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business and the operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.10.(b), are in full force and effect and those related to the conduct of the Business (other than those related solely to the operation of Company's facilities) are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.10.(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits, registrations, licenses, approvals, authorizations and consents.

          4.11.  Title to and Condition of Properties.

               4.11.(a) Marketable Title. Company has good, valid and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.11.(a)(i). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Company's title thereto will not be affected in any way by the transactions contemplated by this Agreement other than to the extent provided hereunder. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.11.(a)(ii).

               4.11.(b) Condition. All tangible property and assets constituting Purchased Assets hereunder (all of which is set forth on and described in Schedule 4.11.(b)) are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months.

          4.12. Insurance. Set forth in Schedule 4.12 is a complete and accurate list and description of all policies of fire, liability, product liability, and other forms of property or liability insurance presently in effect with respect to the Business or the Purchased Assets, true and correct copies of which have heretofore been delivered to Buyer. Schedule
   4.12 sets forth, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has duly and timely made all claims it has been entitled to make under each such policy of insurance. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company knows of no basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

          4.13.  Contracts and Commitments.

               4.13.(a)  Personal Property Leases.  Except as set forth in
          Schedule 1.2.(b), Company has no leases of personal property used or held for use in connection with the Business or the Purchased Assets involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than three months.

               4.13.(b)  Purchase Commitments.  Except as set forth in
          Schedule 4.13.(b), Company has no purchase commitments for inventory items or supplies in connection with the Business in excess of three months normal usage, or which are at an excessive price.

               4.13.(c) Sales Commitments. Except as set forth in Schedule 4.13.(c), Company has no sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets which aggregate in excess of $5,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Business.

               4.13.(d)  Contracts With Affiliates and Certain Others.
          Except as set forth in Schedule 4.13.(d), Company has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Business or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

               4.13.(e) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Business or the Purchased Assets.

               4.13.(f) Loan Agreements. Except as set forth in Schedule 4.13.(f), Company is not obligated under any loan agreement, promissory note, letter of credit or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a lien against any Purchased Asset.

               4.13.(g) Guarantees. Except as disclosed on Schedule 4.13.(g), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, in connection with the Business or in any other way which affects the Business or the Purchased Assets.

               4.13.(h) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation in connection with or affecting the Business or the Purchased Assets.

               4.13.(i) Burdensome or Restrictive Agreements. Except as set forth on Schedule 4.13.(i), Company is not a party to nor is it bound by any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any such agreement requiring Company to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting Company in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

               4.13.(j) Other Material Contracts. Company has no lease, license, contract or commitment of any nature affecting the Business and involving consideration or other expenditure in excess $5,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of the Business, except as explicitly described in
          Schedule 4.13.(j) or in any other Schedule.

               4.13.(k) No Default. Company is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any Purchased Asset. To Company's knowledge, no third party is in default under any such lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

          4.14.  Employee Benefit Plans.

               4.14.(a) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company in its operation of the Business (hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement") that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                      (i) no such plan has been terminated so as to subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                      (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                      (iv) if any such plan were to be terminated as of the Closing, no Purchased Assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                      (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                      (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

               4.14.(b) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Business or any of the Purchased Assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, statute, Law or Order pursuant to which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order. The consummation of the transactions contemplated by this Agreement, will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               4.14.(c) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of
          Section 414(n) of the Code who perform services for the Business, and no individuals are expected to become leased employees with the passage of time.

          4.15. Trade Rights. Schedule 4.15 lists all Trade Rights that the Company now has any interest in and which relate to or are otherwise necessary to conduct the Business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered.
   As to those matters shown in Schedule 4.15 as trademarks registered in the United States and countries foreign thereto, Company represents that it is the owner of all right, title and interest in such U.S. and foreign trademark registrations. With respect to trademark applications indicated as pending, Company has made available to Buyer all material information of the Company and its trademark counsel relative to such matters. The Company represents that it has undertaken in a prudent manner to obtain registration of the Company's trademarks related to the Business relative to the expected marketing of products included in, or contemplated by the Company to be used in connection with, the Business. The trademarks shown on Schedule 4.15 as being registered have been properly registered, all pending registrations and applications for trademarks have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the best of Company's knowledge, there are no equitable defenses to enforcement of the trademarks shown on Schedule 4.15 based on any act or omission of Company. The Company owns no patents relative to the SpiderWire/R/ Product Line products or processes of manufacturing the same, and has no applications for patent pending with respect to such products or processes. The Company owns no copyright registrations relative to the Business and has no applications for copyright pending with respect thereto. The Company represents that it is the owner of all copyright interests, rights, and title in and to a stylized spider design as appearing in trademark application Serial No. 74/493,477, filed on February 23, 1994. The Company is the owner of all rights relating to trade secrets now used by the Company in the design, manufacture, production, marketing, distribution, exploitation, sale and related research and development by Company of the SpiderWire/R/ Product Line ("Trade Secrets"). The Company does not require any Trade Rights that it does not already own or have the right to use, in order to conduct the Business as such is currently being conducted. Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor, to the best of Company's knowledge, is any other person infringing the Trade Rights of Company. The Company has not granted any license or made any assignment of any Trade Rights listed on Schedule 4.15 or of any Trade Secrets, and the Company does not pay any royalties or other consideration for the right to use any Trade Rights of third parties. There is no Litigation pending, or to the Company's knowledge, threatened to challenge the Company's right, title or interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. The consummation of the transactions contemplated by this Agreement will not alter or impair any Trade Rights of Company.

          4.16.  Major Customers and Suppliers.

               4.16.(a) Major Customers. Schedule 4.16.(a) contains a list of the 20 largest customers, including distributors, of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.16.(a) will not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore, that the fiscal 1995 forecast prepared by the Company for the Business is not reasonable in all respects (based on the assumptions underlying such fiscal 1995 forecast, including, without limitation, the assumption that Company would be operating the Business), or that the assumptions underlying the fiscal 1995 forecast are not reasonable in all respects.

               4.16.(b) Major Suppliers. Schedule 4.16.(b) contains a list of the 20 largest suppliers to the Business for each of the last two fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.16.(b) will not continue to be suppliers to the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods at competitive prices.

               4.16.(c) Dealers and Distributors. Schedule 4.16.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of the Business, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

          4.17. Product Warranty and Product Liability. Schedule 4.17 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.17 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers of the Business for each of the three
   (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.17 contains a description of all product liability claims and similar Litigation relating to Products which are presently pending or which, to Company's knowledge, are threatened, or which have been asserted or commenced against Company within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $5,000 (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.17, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company, in or through the Business.

          4.18.  Affiliates' Relationships to Business.

               4.18.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements concerning the Business between Company and any Affiliate or between the Business and other business units of the Company are described on Schedule 4.18.(a).

               4.18.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company in connection with the operation of, or is competitive with, the Business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

          4.19. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business as presently conducted.

          4.20. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          4.21. Disclosure. No representation or warranty by Company in this Agreement, nor the compliance certificate referred to in Section 11.1.(b) or any Schedule furnished or to be furnished by or on behalf of Company pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in such compliance certificate or the Disclosure Schedule delivered by or on behalf of Company shall be deemed representations and warranties by Company.

          4.22. Dornsife & Associates' Obligations. To the best of Seller's knowledge, after due inquiry of Dornsife & Associates, Schedule 3.2.(b) contains a true, correct and complete listing of all outstanding obligations of Dornsife & Associates related to marketing and promotion of SpiderWire/R/ and SpiderCast/R/ products as of March 31, 1995.

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

          5.1.  Corporate.

               5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

               5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

          5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by general equitable principles.

          5.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          5.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor the compliance certificate referred to in Section 11.2.(c) or any schedule furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.


   6.     RELATED MATTERS

          6.1. Noncompetition; Use and Disclosure. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Company hereby covenants and agrees as follows:

               6.1.(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, Company will not, directly or indirectly:

                      (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                      (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business or Purchased Assets which Buyer is acquiring hereunder, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arms' length basis with any such competitor; or

                      (iii) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Buyer, Business, Purchased Assets or Assumed Liabilities;

          provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation and shall not prohibit the Company from manufacturing, marketing or selling recreational products made with Spectra/R/ fiber that do not compete with the current products of Buyer. The parties agree that, since the scope of the Business is or will be carried at throughout the world, the geographic scope of this covenant not to compete shall extend throughout the world. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               6.1.(b) Covenant on Use and Disclosure. Company shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or
          (iii) keep or make copies of documents, tapes, discs or programs containing, any proprietary information concerning the Business, the Purchased Assets or the Assumed Liabilities. For purposes hereof, "proprietary information" shall mean and include, without limitation, all Trade Rights which are Purchased Assets, all customer lists and customer information of the Business, and all other information however embodied concerning the processes, apparatus, equipment, packaging, products, marketing, research, development and distribution methods of the Business.

               6.1.(c) Equitable Relief for Violations. Company agrees that the provisions and restrictions contained in this Section 6.1. are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1.

          6.2. HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. The parties shall request early termination of the waiting period under the HSR Act and use their best efforts to obtain approval of the transactions contemplated hereby under the HSR Act. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, a party shall consult with the other party hereto.

          6.3. Termination of License Agreement and Distribution Agreement. Effective as of the Closing, all provisions of that certain Trademark License Agreement, dated as of May 10, 1994, as amended, by and between Johnson Fishing, Inc., a wholly owned subsidiary of Buyer, and Company (the "License Agreement") regarding the SpiderWire/R/, SpiderCast/R/, SpiderLine/R/ and similar trademarks, and that certain oral Distribution Agreement between Buyer and Company regarding the distribution of fishing line made from Spectra/R/ fiber outside United States, shall automatically terminate without any further deed or action by any party and all obligations and commitments of each party under such agreements shall be deemed to be fully satisfied (including, without limitation, any payment or repayment of royalties, advances or the like) and all advances against royalties paid to Company under the License Agreement shall be deemed to be fully earned.

          6.4. Product Liability Matters. Company, at its expense, shall maintain each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products manufactured in the Business by Company prior to the Closing or during the eight (8) weeks following the Closing. The insurance coverage set forth in this Section shall be maintained by Company in an amount of not less than $1,000,000 for a period of three (3) years following the Closing, with a deductible not exceeding $50,000, and Company shall notify Buyer at least ten (10) days prior to the effective date of any termination or cancellation of such insurance. Following the Closing, Buyer shall continue to utilize Company's product serial number system presently in effect or a similar system which will permit the manufacturer of the products of the Business to be determined.

          6.5. Use of Name. Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "SpiderWire" or any other names confusingly similar thereto.

          6.6. Sales Tax Matters. Company has applied for and will continue to use its best efforts to obtain a sales tax clearance certificate from the California State Board of Equalization pursuant to Section 68.11 et. seq. of the California Revenue and Taxation Code at or prior to the Closing Date. In the event such sales tax clearance certificate shall not have been obtained at or prior to the Closing Date, Company agrees to use its best efforts to obtain the sales tax clearance certificate as soon as possible after the Closing Date.

          6.7.  Access to Information and Records.

               6.7.(a) Prior to Closing Date. During the period prior to the Closing Date, Company shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business Buyer may request); (ii) access to employees, agents and representatives of the Business for the purpose of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Business.

               6.7.(b) After Closing Date. After the Closing Date, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing Date, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after receipt of such offer to agree in writing to take possession thereof.

          6.8. Service Agreement. On the Closing Date, Company and Buyer shall execute and deliver a Service Agreement (the "Service Agreement"), substantially in the form of Exhibit A hereto.

          6.9. Supply from AlliedSignal. In the event AlliedSignal Inc. is unable, for whatever reason, to supply Buyer after the Closing with sufficient quantities of finished goods and/or raw materials used in making the products of the Business (i.e. encapsulated microfilament and other Spectra/R/ fiber based materials and fishing line) under the Manufacturing/Supply Agreement, Company agrees to divert/supply such shortfall portion of Company's supply of such goods and/or materials to Buyer for Buyer's use in conducting the Business. Any such diversion/supply by Company to Buyer shall be on terms substantially similar to those between AlliedSignal Inc. and Buyer.

          6.10. Supply of Raw Materials of the Business. Company agrees to sell to Buyer, at the lower of cost (as specified as "standard cost" in Schedule 6.10) or fair market value, such raw materials of the Business on hand as of the Closing Date as Buyer may order from time to time from Company. Company's obligation under this Section 6.10 shall continue for a period of 12 months after the Closing or until the raw materials of the Business on hand as of the Closing Date have been purchased by Buyer under this Section 6.10, whichever occurs first.


   7.     FURTHER COVENANTS OF COMPANY

          Company covenants and agrees as follows:

          7.1. Conduct of Business Pending the Closing. From the date hereof until the Closing Date, except as otherwise approved in writing by the Buyer or as contemplated in this Agreement:

               7.1.(a) No Changes. Company will carry on the Business diligently and in the same manner as heretofore conducted and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

               7.1.(b) Maintain Organization. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use its best efforts to preserve the Business intact and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business.

               7.1.(c) No Breach. Company will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on
          Schedule 4.7 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

               7.1.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials, equipment or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) or services will be made, by or on behalf of Company in connection with its operation of the Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent in amount and nature with past practice, are not material to the Business (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

               7.1.(e) Maintenance of Insurance. Company shall maintain all of the insurance set forth in Schedule 4.12 and shall procure such additional insurance with respect to the Business or the Purchased Assets as shall be reasonably requested by Buyer.

               7.1.(f) Maintenance of Property. Company shall use, operate, maintain and repair all property constituting Purchased Assets hereunder in a normal business manner.

               7.1.(g) Interim Financials. Company will provide Buyer with interim monthly financial statements of the Company and the Business and other management reports as soon as they become available.

               7.1.(h) No Negotiations. Company will not directly or indirectly (through any director, officer, representative, agent or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or negotiate or enter into any agreement with any other party concerning the sale of the Business or the Purchased Assets or any part thereof, the sale of Company's capital stock which would constitute a change in control or otherwise give rise to Buyer's right of first refusal under Section 7.2 of the License Agreement, or any merger or consolidation of Company with another party (any of the foregoing, an "acquisition proposal"). Company will immediately notify Buyer in writing if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Company with respect to an acquisition proposal.

          7.2. Consents. Company will use its best efforts prior to the Closing Date to obtain all consents necessary for the consummation of the transactions contemplated hereby.

          7.3. Other Action. Company shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Company's obligations to consummate the transactions contemplated in this Agreement.

          7.4. Continuing Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (as hereinafter defined), but no such disclosure shall cure any breach of any representation or warranty which is inaccurate when made. The delivery of any information pursuant to this
   Section 7.4 shall not constitute a waiver by Buyer of any of the provisions of Section 8.1 hereof, and any and all adverse changes contained in any such notices shall be considered in the determination of whether the conditions set forth in Article 8 are satisfied.


   8.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of each of the following conditions:

          8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement, and the statements contained in the Disclosure Schedule or in any certificate or exhibit delivered by Company pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

          8.2. Compliance With Agreement. Company shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement which are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1.

          8.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

          8.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing Date. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of an Assumed Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer's obligation to close hereunder, provided that the aggregate of all such Contracts does not represent, in the reasonable opinion of Buyer, a material portion of the sales or expenditures of the Business. After the Closing Date, Company will continue to use its best effects to obtain any such consents or approvals, and Company shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

          8.5. Due Diligence Investigation; No Material Adverse Change. Buyer's due diligence investigation of Company and the Business Financial Statements shall not have disclosed any material misstatement or omission with respect to the Business Financial Statements or any condition, event or occurrence which, in the reasonable opinion of Buyer, materially adversely affects, or is reasonably likely to materially adversely affect, the financial condition, assets, liabilities, business, prospects or operations of Company relating to the Business. There shall have been no material adverse change, in the reasonable opinion of Buyer, in the financial condition, assets, liabilities, business, prospects or operation of Company relating to the Business since the Recent Balance Sheet.

          8.6. Discussions with Customers and Suppliers. Buyer's discussions with the customers of the Business set forth in Schedule 4.16.(a) and the suppliers of the Business set forth in Schedule 4.16.(b) shall not have disclosed any condition, event or occurrence that would have an adverse effect on the Purchased Assets or the Business, as determined by Buyer in its sole reasonable judgment. All such discussions by Buyer shall be conducted with a representative of the Company.

          8.7. Manufacturing/Supply Agreement. Buyer and/or Company shall have entered into a satisfactory (as determined by Buyer in its sole judgment) manufacturing/supply agreement with AlliedSignal Inc. for encapsulated microfilament and Spectra/R/ fiber based raw materials and fishing line (the "Manufacturing/Supply Agreement").

          8.8. Braider's Agreement. Company shall have entered into a satisfactory (as determined by Buyer in its sole judgment) arrangement with Buyer regarding the 1995 pricing schedule of Innovative Textiles, Inc.


          8.9. HSR Act Waiting Period. All applicable waiting periods relating to the HSR Act shall have expired.


   9.     CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

          Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by Company) prior to or on the Closing Date of the following conditions:

          9.1.  Representations and Warranties True on the Closing Date.
   Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          9.2. Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

          9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

          9.4. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.


   10.    INDEMNIFICATION

          10.1.  By Company.  Subject to the terms and conditions of this
   Article 10, Company hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees, agents and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Company contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) any Claim of or against Buyer, the Purchased Assets or the Business not specifically assumed by Buyer pursuant hereto. As used in this Article 10, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages, and diminution in value of the Business related to claims arising out of a breach by Company of Sections 4.4 or
   4.15 only), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

          10.2.  By Buyer.  Subject to the terms and conditions of this
   Article 10, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees, agents and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto.

          10.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 10 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

               10.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this
          Article 10, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of any such Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation to the Indemnified Party under this Article 10 with respect to such Claim. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               10.3.(b) Failure to Defend. If the Indemnifying Party, within 10 days after notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim, or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

               10.3.(c)  Indemnified Party's Rights.  Anything in this
          Section 10.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

          10.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10. The right to pursue Claims under any one or more provisions of this Article 10 shall not be exclusive of any other rights or remedies at law or equity which the Indemnified Party may have against the Indemnifying Party under this
   Article 10.

               10.4.(a) Set-Off. At the option of the Indemnified Party, such Claim may be satisfied (or partially satisfied) by the Indemnified Party setting off any Claim amount against other amounts owed to the Indemnifying Party by the Indemnified Party. Prior to any such set-off, the Indemnified Party shall provide the Indemnifying Party with at least 10 days advance notice of such intention to exercise such set-off rights. Such notice shall include a description of the Claim, including the amount thereof, and the method by which the Indemnified Party intends to exercise such set-off rights. If, during such 10-day period, the Indemnifying Party objects to the exercise of such set-off rights, the Indemnifying Party shall notify the Indemnified Party of such objection in writing, and shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to such set-off rights. Upon receipt of such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution by arbitration as provided for in
          Article 13. During the pendency of any dispute under this Section 10.4.(a), the Claim amounts owed to the Indemnifying Party by the Indemnified Party which are the subject of the disputed set-off shall be withheld from payment until the dispute is finally resolved. If it is finally determined that all or a portion of such withheld amount was not owed to the Indemnified Party, the Indemnified Party shall promptly pay the Indemnifying Party such amount not owed, together with the interest from the date that payment should have been made until the date of actual payment, at an annual rate equal to the prime interest rate then in effect as set forth in The Wall Street Journal.

               10.4.(b) Payment of Third Party Claim. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.


   11.    CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 10:00 A.M. on a date to be specified by the parties hereto, which shall be as soon as practicable following fulfillment or waiver of the conditions specified in Articles 8 and 9. Such date is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective for all business and accounting purposes as of the close of business on March 31, 1995.

          11.1. Documents to be Delivered by Company. On the Closing Date, Company shall deliver, or caused to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

               11.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets free and clear of all Liens, except those described in Schedule 4.11.(a)(ii).

               11.1.(b) Compliance Certificate. A certificate signed by Neale A. Perkins, the Chairman of the Board and Chief Executive Officer of Company, that each of the representations and warranties made by Company in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied in all material respects with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Company as to the matters set forth therein but shall not give rise to any personal liability of the signatory thereto.

               11.1.(c) Opinions of Counsel. A written opinion of Inglis, Ledbetter & Gower, counsel to Company, dated as of the Closing Date, addressed to Buyer, in a form reasonably satisfactory to Buyer. A written opinion of Christie, Parker & Hale, intellectual property counsel to Company, dated as of the Closing Date, addressed to Buyer, in a form reasonably satisfactory to Buyer.

               11.1.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               11.1.(e) Articles; By-laws. A copy of the By-laws of Company certified by the Secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

               11.1.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

               11.1.(g) Service Agreement. The Service Agreement referred to in Section 6.8, duly executed by Company.

               11.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          11.2. Documents to be Delivered by Buyer. On the Closing Date, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

               11.2.(a) Fixed Purchase Price. To Company, a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(b).

               11.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption by Buyer of the Assumed Liabilities.

               11.2.(c) Compliance Certificate. A certificate signed by Carl G. Schmidt, the Vice President, Chief Financial Officer, Treasurer and Secretary of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Buyer as to the matters set forth therein but shall not give rise to any personal liability of the signatory thereto.

               11.2.(d) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit B hereto.

               11.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               11.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

               11.2.(g) Service Agreement. The Service Agreement referred to in Section 6.8, duly executed by Buyer.

               11.2.(h) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.


   12.    TERMINATION

          12.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party (other than as set forth in Section 12.3) at any time prior to the Closing Date:

               12.1.(a)  by mutual written agreement of Buyer and Company, or

               12.1.(b) by either Buyer or Company if the Closing Date shall not have occurred on or before April 17, 1995; provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          12.2.  Termination for Breach.

               12.2.(a) Termination by Buyer. If (i) there has been a violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer; (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived; or (iii) Company shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing Date, provided that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof. Notwithstanding anything contained in clause (ii) of this Section 12.2.(a) to the contrary, Buyer shall not have a right of termination by reason of the non-satisfaction of the condition to Buyer's obligation to close set forth in Section 8.6 (and Buyer shall be deemed to have waived such condition) if Buyer does not provide written notice to Company of its intent to terminate this Agreement as a result of the non-satisfaction of such condition before 5:00 p.m. (central time) on April 14, 1995.

               12.2.(b) Termination by Company. If (i) there has been a violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company; (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived; or (iii) Buyer shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing Date, provided that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof.

               12.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all Claims asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 14.8 of this Agreement shall survive termination.

           12.3. Repayment. In the event this Agreement is terminated, regardless of the reason therefor, Company shall return to Buyer, in cash and within 90 days of the termination of this Agreement, all amounts paid by Buyer pursuant to Sections 3.2(b)(i) and/or (ii). Any such repayment to Buyer pursuant to this Section 12.3 shall include interest, from the date the original payment was made by Buyer to Company under Section 3.2(b)(i) and/or (ii), on the unpaid balance at the rate of ten percent (10%) per annum, which interest will be paid on a monthly basis during the 90 day repayment period. Buyer, at its option, may satisfy (or partially satisfy) Company's repayment obligation by setting off any amount owed to Buyer against other amounts owed to Company by Buyer.

   13.    RESOLUTION OF DISPUTES

          13.1. Arbitration. Except for disputes covered by Section 3.5.(d), any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 13. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenant not to compete and/or the use and disclosure provisions contained Section 6.1 hereof.

          13.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $200,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

          13.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          13.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          13.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois for the purpose of confirming any such award and entering judgment thereon.

          13.6. Confidentiality. All proceedings under this Article 13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          13.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 13 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 10.4 hereof.

          13.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 13 are pending. The parties will take such action, if any, required to effectuate such tolling.


   14.    MISCELLANEOUS

          14.1. Disclosure Schedule. The Schedules to this Agreement have been compiled in a bound volume ("Disclosure Schedule"), executed by Company and dated and delivered to Buyer on the date of this Agreement (with a substantially complete preliminary copy thereof delivered by or on behalf of Company to Buyer at least five business days prior to the date hereof). Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, the language in the Disclosure Schedule shall be disregarded and be of no force or effect.

          14.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Business and the Purchased Assets being transferred hereunder.

          14.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required (although Company will be given the opportunity to review) as to any statements and other information which Buyer may make pursuant to offers or sales of securities to employees or others, disclosures necessary in the ordinary course of business, disclosures by Buyer deemed necessary or advisable as a result of Securities and Exchange Commission or Nasdaq Stock Market requirements, or as otherwise required by law.

          14.4.  Assignment; Parties in Interest.

               14.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the Company, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby.

               14.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          14.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          14.6. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          14.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a)    If to Buyer, to:

                      Johnson Worldwide Associates, Inc.
                      1326 Willow Road
                      Sturtevant, Wisconsin  53177
                      Attention:  Carl G. Schmidt
                      Facsimile: (414) 884-1731

                      (with a copy to)

                      Benjamin F. Garmer, III
                      Foley & Lardner
                      777 East Wisconsin Avenue  53202
                      Facsimile:  (414) 297-4900

   or to such other person or address as Buyer shall furnish to Company in writing.

               (b)    If to Company, to:

                      Safari Land Ltd., Inc.
                      3120 East Mission Boulevard
                      Ontario, California  91761
                      Attention:       Neale A. Perkins, Scott T. O'Brien
                                       and David M. Holmes
                      Facsimile:       (909) 923-7181

                      (with a copy to)

                      Michael K. Inglis
                      Inglis, Ledbetter & Gower
                      500 South Grand Avenue, 18th Floor
                      Los Angeles, California  90071
                      Facsimile:  (213) 622-2857

   or to such other person or address as Company shall furnish to Buyer in writing.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          14.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               14.8.(a) Brokerage. Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to indemnify, defend and hold harmless Company from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to indemnify, defend and hold harmless Buyer from and against all claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

               14.8.(b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold harmless Buyer from and against, each of the following:

                      (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transfer of the Purchased Assets pursuant to this Agreement, including but not limited to any Colorado, Ohio and/or Kentucky sales and/or excise tax (if the Inventory held by braiders for the Business is deemed to be owned by the Company), and any interest or penalties related thereto.

                      (ii) Professional Fees. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

               14.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

               14.8.(d) Costs of Litigation or Arbitration. The parties agree that the prevailing party in any action or arbitration brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action or arbitration, including without limitation attorneys' fees and prejudgment interest.

          14.9. Entire Agreement. This Agreement, along with the Disclosure Schedule, exhibits and certificates to be executed and delivered by either party pursuant hereto, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          14.12. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

          "acquisition proposal" - Section 7.1.(h)
          "Additional Payments" - Section 3.5.
          "Affiliate" - Section 1.3.(e)
          "Aggregate Net Asset Value" - Section 3.3
          "Assumed Contracts" - Section 2.1.(a)
          "Assumed Liabilities" - Section 2.1
          "Business" - Section 1.1
          "Business Financial Statements" - Section 4.4.(b)
          "Buyer's Accountants" - Section 3.5.(a)
          "Buyer's affiliates" - Section 10.1
          "Claim" - Section 10.1
          "Closing" - Preamble to Article 11
          "Closing Date" - Preamble to Article 11
          "Code" - Section 3.4
          "Contracts" - Section 1.2.(d)
          "Disclosure Schedule" - Section 14.1
          "EMF Payments" - Section 3.6
          "Employee Plans/Agreements" - Section 4.14.(a)
          "ERISA" - Section 4.14.(a)
          "Fishing Line Products" - Section 3.5.(c)
          "Fixed Purchase Price" - Section 3.1
          "Government Entities" - Section 2.2.(k)
          "HSR Act" - Section 4.3
          "IRS" - Section 3.4
          "Indemnified Party" - Section 10.3.(a)
          "Indemnifying Party" - Section 10.3.(a)
          "Inventory" - Section 1.2.(g)
          "Inventory Value" - Section 3.3.(b)
          "Laws" - Section 2.2.(k)
          "Liability" - Section 2.1
          "License Agreement" - Section 6.3
          "Liens" - Section 4.11.(a)
          "Litigation" - Section 2.2.(f)
          "Manufacturing/Supply Agreement" - Section 8.7
          "Orders" - Section 2.2.(k)
          "PBGC" - Section 4.14.(a)(ii)
          "Personal Property Leases" - Section 1.2.(b)
          "Products" - Section 4.17.
          "proprietary information" - Section 6.1.(b)
          "Purchased Assets" - Section 1.2.
          "Purchase Price" - Section 3.1.
          "Recent Balance Sheet" - Section 4.4.(a)
          "Refund Amount" - Section 3.3.(b)
          "Report" - Section 3.5.(a)
          "Service Agreement" - Section 6.8
          "SpiderWire/R/ Excess Profit" - Section 3.5.(c)
          "SpiderWire/R/ Profit" - Section 3.5.(c)
          "Trade Rights" - Section 1.2.(c)
          "Trade Secrets" - Section 4.15
          "Third Accounting Firm" - Section 3.5.(d)

   Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


   SAFARI LAND, LTD., INC.
   ("Company")


   By:
          Name:
          Title:



   JOHNSON WORLDWIDE ASSOCIATES, INC.
   ("Buyer")


   By:
          Name:
                                Title:

                                  EXHIBIT INDEX
                                       TO
                            ASSET PURCHASE AGREEMENT



    Exhibit   Title of Document

       A      Service Agreement
       B      Opinion of Foley & Lardner